Statement on Balanced Fund Authorized Shares

Due to significant cash inflows, the Pax World Balanced Fund will be required to increase its number of authorized shares before it will be able to fully accommodate additional investments.

The Board of Directors of the Fund has scheduled a special shareholder meeting for February 23, 2006 and has approved a proxy statement to solicit shareholder approval of an Amendment to the Fund’s Certificate of Incorporation that would increase the number of authorized shares from 75 million to 150 million.  In the meantime, the following temporary restrictions on the purchases of new shares of the Fund:

Effective as of the close of business on December 8, 2005, shares of the Fund temporarily are not available for purchase by investors absent a written agreement between the Fund and those investors as provided for below:

Individual shareholders who owned shares of the Fund as of December 8, 2005 are permitted to purchase additional shares of the Fund if such purchases are the result of: (a) reinvestment of dividends or distributions, or (b) the Fund’s Automatic Investment Plan.  In addition, the Fund will continue to accept investments from (c) participants in any self-directed qualified benefit plan (for example, 401(k), 403(b) custodial accounts and Keogh Plans, SEP, SAR/SEP or SIMPLE IRAs but not Traditional or Roth IRAs) that owned shares as of December 8, 2005, and (d) financial intermediaries holding omnibus accounts pursuant to written agreements with the Fund as of December 8, 2005.

The Fund has issued approximately 83.6 million shares, 8.6 million shares of which represent overissue shares.  Holders of these overissue shares will be provided with an opportunity to (1) exchange their overissue shares for newly authorized shares, assuming the Fund’s shareholders approve the Amendment to the Fund’s Certificate of Incorporation, or (2) rescind their purchase and receive proceeds in an amount equal to the greater of (a) the original purchase price of such overissue shares (less any distributions made), plus an amount computed by reference to the Federal Reserve discount rate plus 5.00%, and (b) the net asset value of overissue shares next calculated after receipt by the Fund of the holder’s acceptance of the rescission offer.

Should the Fund’s shareholders approve the amendment to the Fund’s Certificate of Incorporation, the Fund will immediately re-open to all investors effective February 24, 2006.  Should the shareholders not approve the amendment, then the Fund will remain limited to 75 million shares and will continue to honor its contracted commitments until such time as no duly authorized shares are held in the Fund’s treasury.

Additional Q&A

How many shares is the Fund currently authorized to issue?

75 million

How many shares has the Fund issued?

The Fund issued approximately 81.6 million shares (including reinvested dividends), or approximately 8.6 million shares, in excess of its 75 million authorized shares.

How did the Fund over-issue shares?

Due to significant cash inflows, the Fund exhausted its authorized shares and inadvertently issued certain shares in excess of the 75,000,000 authorized shares before becoming aware of the over-issuance in December 2005.

Why weren’t shareholders notified ahead of time?

The pace of the inflows into the Fund was unanticipated.  We notified shareholders via our web site almost immediately upon discovering that the Fund had exceeded its authorized shares, and again in year-end statements.

How long will the Fund be partially closed/when will it re-open?

If shareholders approve an Amendment to the Fund’s Certificate of Incorporation to increase the number of authorized shares from 75 million to 150 million at the special shareholder meeting on February 23, 2006, the Fund will re-open immediately thereafter.

Why is it taking so long to get a resolution?

The Board has recommended a special meeting of shareholders to address the issue which requires a proxy solicitation, as well as a rescission offer to those who purchased unauthorized shares.  This whole process takes some time.

Why are some investors allowed to purchase shares (e.g., retirement plans, purchases through intermediaries) but I can’t purchase shares in my account?

Although we regret that we do not have sufficient authorized shares to accommodate all purchase requests, it has been decided that while we remedy the situation we will continue to honor purchase requests from parties who have written agreements with the Fund to purchase shares.

How will I know if I hold any overissue shares?

If you hold any overissue shares you will receive additional information from the Fund in the form of a rescission offer. The offer will include a discussion of the options available to you as well as the documentation that must be completed, executed and returned in connection with the rescission offer. If you do not receive the rescission offer then you do not hold any overissue shares and you will not be entitled to participate in the rescission offer.

What happens if shareholders do not approve the proposal?  What happens to my Overissue shares?

If shareholders do not approve the proposed amendment, the Fund will have to close to new purchases and will cease to honor its contractual commitments at such time when no duly authorized shares remain in the Fund’s treasury.  Overissue shares would then be cancelled, meaning that shareholders who hold overissue shares would be paid the Rescission Price, as described in the proxy statement.

Are my overissue shares currently invested and valued in the same manner as the Fund’s authorized shares?

Yes, all of the overissue shares were sold on the same basis as the Fund’s authorized shares and holders of overissue shares have been treated by the Fund in every respect identically with holders of the Fund’s authorized shares.  The Fund’s portfolio has been managed without regard to any distinction between authorized shares and overissue shares.  The financial results for each shareholder and for the Fund as a whole would have been the same if the overissue shares had been authorized.

How do I exchange my overissue shares for newly authorized shares?

Provided shareholders approve the amendment to the Fund’s Certificate of Incorporation, there are two alternatives to effect an exchange. Your rescission offer will include an Election Form. If you elect under the Form to effect an exchange of your overissue shares for newly authorized shares, or if you do not sign and return the form, your overissue shares will be exchanged for authorized shares. It is only by electing rescission, or in the event the shareholders fail to approve the Amendment to increase the number of authorized shares, that your overissue shares would be redeemed.

How do I rescind my purchase?

Your rescission offer will include an Election Form. If on the form you elect “to accept the Rescission Price” and return the signed form to Pax World, you will receive a check in the amount of the Rescission Price as described in the offer.

Are there any federal tax consequences if I rescind my purchase?

Shareholders are urged to consult their own tax advisors as to the specific consequences to them of the Rescission Offer, including the applicability and effect of federal, state, local, non-U.S. and other tax laws.  You should also closely read the rescission offer, which contains limited federal tax information.

How do I determine which option is the better for me?

The Fund cannot advise you regarding the rescission offer. The intention of the rescission offer is to allow each holder of overissue shares either (i) to be in substantially the same position as if he or she had held authorized shares from the time of their original purchase or (ii) to be in approximately the same position as if the purchase had not taken place.

Will the Fund hold its annual meeting in June in addition to this special meeting?

(Why is the election of directors not included in this proxy statement?)

The Balanced, Growth and High Yield Funds will hold their annual shareholder meetings as usual in June 2006.